Exhibit 4.3

MASSEY ENERGY COMPANY

2006 STOCK AND INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective May 19, 2009)

ARTICLE I
Establishment, Purpose and Duration

1.1           Establishment of the Plan.  Massey Energy Company (hereinafter referred to as the “Company”), a Delaware corporation, hereby establishes a stock and incentive compensation plan to be known as the “2006 Stock and Incentive Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits, subject to the limitations herein, the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Unrestricted Stock, and/or Incentive Awards to Members and Non-Employee Service Providers and Non-Qualified Stock Options, Restricted Stock and Restricted Units to Non-Employee Directors.

The Plan was adopted by the Board of Directors of the Company on February 21, 2006, to become effective (the “Effective Date”) as of May 16, 2006 once approved by the Company’s shareholders at the May 16, 2006 annual meeting in accordance with applicable laws and applicable rules of the New York Stock Exchange. Awards may not be granted under the Plan prior to shareholder approval of the Plan. The Plan actually became effective once the results of the shareholder meeting were finally certified by the independent inspectors of election on June 28, 2006 and was subsequently amended effective August 15, 2006 to place further limitation on awards that did not require shareholder approval.

The Plan was further amended effective November 14, 2006 in order (1) to revise the definition of “Fair Market Value” as used in connection with valuing Stock under the Plan for awards made on or after November 14, 2006 and (2) to provide for mandatory equitable adjustments in awards outstanding under the Plan as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold.

The plan was further amended effective January 1, 2009 to add provisions to comply with Section 409A of the Code.

1.2           Purpose of the Plan.  The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Members, Non-Employee Service Providers and/or Non-Employee Directors that will promote the identification of their personal interest with the long term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Members, Non-Employee Service Providers and/or Non-Employee Directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3           Duration of the Plan.  The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article XIV herein, until May 15, 2016, at which time the Plan shall terminate except with respect to Awards made prior to and outstanding on that date which shall remain valid in accordance with their terms.

ARTICLE II
Definitions

2.1           Definitions.  Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a)           “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer of the Company or member of the Committee and by the Participant.

(b)           “Award” or “Grant” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Unrestricted Stock and/or Incentive Awards.

(c)           “Award Date” or “Grant Date” means the date on which an Award is made by the Committee under the Plan.

(d)           “Board” or “Board of Directors” means the Board of Directors of the Company.

(e)           “Change in Control” means, the occurrence of either of the following events (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person) shares of the Company having thirty (30) percent or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company and be replaced by persons whose appointment or election is not endorsed by the majority of directors before the Transaction.

To the extent that a Participant must consent to the change of this definition, the change will not be effective unless such consent is obtained.  To the extent that a Participant’s consent has not been obtained, the definition in effect immediately prior to this amendment shall be controlling with regard to such Participant.

(f)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)           “Committee” means the committee or committees of the Board appointed to administer the Plan pursuant to Article III herein. With respect to Awards granted pursuant to the Plan to Members and Non-Employee Service Providers, all of the members of the Committee shall be “non-employee directors” as defined in Rule 16b-3, as amended, under the Exchange Act, or any similar or successor rule, and “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code. Unless otherwise determined by the Board, the Compensation Committee of the Board, or any successor committee responsible for executive compensation, shall constitute the Committee with respect to Awards to Members, Non-Employee Service Providers, and Non-Employee Directors.

(h)           “Company” means Massey Energy Company, a Delaware corporation, or any successor thereto as provided in Article XVI herein.

(i)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j)           “Fair Market Value” of a Share for purposes of this Plan means as of any date,  the closing market price (that is, the price at which Shares were last sold in the regular way on the New York Stock Exchange) of the Stock on the relevant date if it is a trading date or, if no Shares so traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares so traded on the New York Stock Exchange or if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(k)           “Incentive Award” means an Award, designated as an Incentive Award, which is a bonus opportunity awarded under Article XI herein pursuant to which a Participant may become entitled to receive an amount (which may be payable in cash, Shares or other property) based on satisfaction of such performance criteria as are specified in the Agreement evidencing the Award.

(l)           “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI herein, which is designated as an incentive stock option and meets the requirements of Section 422 of the Code.

(m)           “Member” means a current or prospective member employed as a common law employee of the Company or any Subsidiary (including any corporation, partnership, limited liability company or joint venture which becomes a Subsidiary after the adoption of the Plan by the Board).

(n)           “Non-Employee Director” means a director of the Company or any Subsidiary who is not a common law employee of the Company or any Subsidiary (including any corporation, partnership, limited liability company or joint venture which becomes a Subsidiary after the adoption of the Plan by the Board).

(o)           “Non-Employee Service Provider” means a consultant, advisor or other independent contractor providing services to the Company or any Subsidiary (including any corporation, partnership, limited liability company or joint venture which becomes a Subsidiary after the adoption of the Plan by the Board).

(p)           “Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not an Incentive Stock Option.

(q)           “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(r)           “Option Price” means the exercise price per share of Stock covered by an Option.

(s)           “Participant” means a Member, a Non-Employee Service Provider or a Non-Employee Director who has been granted an Award or Grant under the Plan and whose Award or Grant remains outstanding.

(t)           “Performance-Based Compensation Award” means any Award for which exercise, full enjoyment or receipt thereof by the Participant is contingent on satisfaction or achievement of a Performance Goal applicable thereto. If a Performance-Based Compensation Award is intended to be “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the grant of the Award, the establishment of the Performance Goal, the making of any modifications or adjustments and the determination of satisfaction or achievement of the Performance Goal shall be made during the period or periods required under and in conformity with the requirements of Section 162(m) of the Code. The terms and conditions of each Performance-Based Compensation Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement.

(u)           “Performance Goal” means one or more performance measures or goals set by the Committee in its discretion for each grant of a Performance-Based Compensation Award. The extent to which such performance measures or goals are met will determine the amount or value of the Performance-Based Compensation Award to which a Participant is entitled to exercise, receive or retain. For purposes of this Plan, a Performance Goal may include any one or more of the following performance criteria, either individually, alternatively or in any combination, subset or component, applied to either the Company as a whole or to a business unit, subsidiary or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow, (ii) earnings (including, without limitation, gross margin, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), earnings after taxes (“EAT”) and net earnings), (iii) earnings per share (basic or diluted), (iv) growth in earnings or earnings per share, (v) stock price, (vi) return on equity or average stockholders’ equity, (vii) total stockholder return, (viii) return on capital, (ix) return on assets or net assets, (x) return on investment, (xi) revenue, (xii) production related items whether based on tons, feet or other standardized unit (including, without limitation, produced tons, released tons, delivered tons, shipped tons, feet per shift for continuous and highwall miners, feet of retreat per day for longwalls, tons per manhour for surface mining, average per ton or foot realization, cash cost per ton or foot, and total manhours), (xiii) reserve acquisitions, (xiv) income or net income, (xv) operating income or net operating income, (xvi) operating profit or net operating profit, (xvii) operating margin, (xviii) return on operating revenue, (xix) market share, (xx) contract awards, fulfillment or backlog, (xxi) overhead or other expense reduction, (xxii) growth in stockholder value relative to the one- or two-year moving average of the S&P 500, S&P 600 Smallcap Index, Bloomberg U.S. Coal Index, or other index of which the Company is a part, (xxiii) liquidity, (xxiv) credit rating, (xxv) strategic plan development and implementation, (xxvi) succession plan development and implementation, (xxvii) retention of members or classes of members (whether or not executives), (xxviii) improvement in workforce diversity, (xxix) improvement in safety performance, (xxx) improvements in environmental performance, (xxxi) capital resource management plan development and implementation, (xxxii) improved internal financial controls plan development and implementation, (xxxiii) corporate tax savings, (xxxiv) corporate cost of capital reduction, (xxxv) obtaining awards, rebates, concessions, credits, and/or recoveries, (xxxvi) investor relations program development and implementation, (xxxvii) corporate relations program development and implementation, (xxxviii) public policy accomplishments, (xxxix) executive performance plan development and implementation, and (xl) tax provision rate for financial statement purposes.

The Committee, in its sole discretion, may adjust any evaluation of performance under a Performance Goal to take into account any of the following events that occurs during a performance period:  (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 (or in any replacement thereof) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. A Performance Goal may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. Each of the Performance Goals shall be determined, where applicable and except as provided above, in accordance with generally accepted accounting principles. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goal and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of Stock).

(v)           “Performance Period” means the time period during which the Performance Goal must be met in connection with a Performance-Based Compensation Award. Such time period shall be set by the Committee.

(w)           “Period of Restriction” means the period during which Restricted Stock or Restricted Units are restricted as provided in the Plan.

(x)           “Plan” means the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as herein described and as hereafter from time to time amended.

(y)           “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Section 6.7 or 7.6 or Article VIII herein which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied.

(z)           “Restricted Unit” means an Award, designated as a Restricted Unit, which is a bookkeeping entry granted to a Participant pursuant to Article IX herein and valued by reference to the Fair Market Value of a Share, which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied. A Restricted Unit is sometimes referred to as a “Restricted Unit” or a “restricted stock unit.” Restricted Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

(aa)           “Stock” or “Shares” means the common stock of the Company.

(bb)           “Stock Appreciation Right” or “SAR” means an Award, designated as a stock appreciation right, granted to a Participant pursuant to Article VII herein.

(cc)           “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

(dd)           “Unrestricted Stock Award” means an award of Stock granted to a Participant pursuant to Article X herein.

ARTICLE III
Administration

3.1           Administration of the Plan by the Committee. The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and conditions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award, the end of a Performance Period or termination of any Period of Restriction or other restrictions imposed under the Plan; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

For purposes of determining the applicability of Section 422 of the Code (relating to Incentive Stock Options), or in the event that the terms of any Award provide that it may be exercised only during employment or service or within a specified period of time after termination of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of employment or service or continuous employment or service.

Subject to limitations under applicable law, the Committee is authorized in its discretion to issue Awards and/or accept notices, elections, consents and/or other forms or communications by Participants by electronic or similar means, including, without limitation, transmissions through e-mail, voice mail, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time.

A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting, 24 hours notice having been given or waived, at which a quorum is present (in person or as otherwise permitted by applicable law), or acts approved in writing by all of the Committee without a meeting, shall be deemed the action of the Committee.

The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under the Plan on behalf of the Committee or the Company.

3.2           Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Members, Non-Employee Service Providers and/or Non-Employee Directors as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3           Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4           Requirements of Rule 16b-3 of the Exchange Act and Section 162(m) of the Code.  Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3 of the Exchange Act, as amended (or any successor or similar rule).

Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (i) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act (hereafter, “Section 16 Persons”) shall comply with any applicable conditions of Rule 16b-3 of the Exchange Act; (ii) transactions with respect to persons whose remuneration is subject to the provisions of Section 162(m) of the Code shall conform to the requirements of Section 162(m)(4)(C) of the Code; and (iii) every provision of the Plan shall be administered, interpreted, and construed to carry out the foregoing provisions of this sentence.

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards that qualify as performance-based compensation under Section 162(m)(4)(C) of the Code as well as Awards that do not so qualify. Every provision of the Plan shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded; and any provision of the Plan that would prevent an Award that the Committee intends to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code from so qualifying shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.

3.5           Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

ARTICLE IV
Stock Subject to the Plan

4.1           Number of Shares Authorized for Issuance during Term of the Plan. Subject to adjustment as provided in Section 4.4 herein and to the next paragraph of this Section, the maximum aggregate number (the “Maximum Aggregate Number”) of Shares that may be issued pursuant to Awards made under the Plan during the term of the Plan stated in Section 1.3 shall not exceed the sum of (i) 5,050,000 and (ii) that number of Shares that (A) are represented by restricted stock or unexercised vested or unvested stock options which previously have been granted and are outstanding under the Massey Energy Company 1988 Executive Stock Plan, the Massey Energy Company Stock Plan for Non-Employee Directors, the Massey Energy Company 1996 Executive Stock Plan, the Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors, and the Massey Energy Company 1999 Executive Performance Incentive Plan as of the Effective Date and (B) expire or otherwise lapse, are terminated or forfeited, are settled in cash, or are withheld or delivered to the Company for tax purposes at any time after the Effective Date. No awards shall be granted under the Massey Energy Company 1988 Executive Stock Plan, Massey Energy Company Stock Plan for Non-Employee Directors, Massey Energy Company 1996 Executive Stock Plan, Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors, and the Massey Energy Company 1999 Executive Performance Incentive Plan on or after the Effective Date.  Notwithstanding the foregoing, subject to adjustment as provided in Section 4.4 and the proviso at the end of this sentence, no more than 75% of the Shares available for Award under the Plan on or after May 19, 2009 may, in the aggregate, be issued in connection with Awards (“Full Share Awards”) granted in any form provided for under the Plan other than Options or Stock Appreciation Rights; provided, however, that any additions back to the available pool of Shares attributable to Full Share Awards granted prior to May 19, 2009 shall again be eligible for grant as Full Share Awards without regard to, and shall not be considered subject to, the 75% limit, and any additions back to the available pool of Shares attributable to Awards granted prior to May 19, 2009 which are not Full Share Awards shall only again be eligible for grant as Awards which are not Full Share Awards and shall not be considered in determining compliance with the 75% limit.

Except as provided in Sections 4.2 and 4.3 herein, only Shares actually issued in connection with the exercise of, or as other payment for Awards, under the Plan shall reduce the number of Shares available for future Awards under the Plan. Awards settled in cash shall not count against the Maximum Aggregate Number.

Stock that may be issued under the Plan may either be Shares reacquired by the Company, including Shares purchased in the open market, authorized but unissued Shares, Shares held in treasury, or Shares held in a grantor trust created by the Company. Such Shares, however, shall count against the Maximum Aggregate Number, except as provided in the foregoing paragraph.

The Company, during the term of the Plan and thereafter during the term of any outstanding Award which may be settled in Stock, shall reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

4.2           Lapsed Awards or Forfeited Shares. If any Award granted under the Plan terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan.

4.3           Shares Used as Payment of Exercise Price or for Tax Withholding in Connection with Options and Stock Appreciation Rights and Shares Purchased on the Open Market with the Proceeds of an Option Exercise.  Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares, in connection with exercises occurring on or after May 19, 2009, are: (i) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (ii) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options or Stock Appreciation Rights, or (iii) Shares repurchased on the open market with the proceeds of an Option exercise.  The foregoing shall not affect the number of Shares available for Award under the Plan attributable to exercises prior to May 19, 2009.

4.4           Capital Adjustments.  If the outstanding securities of the class then subject to the Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then (i) the Committee shall make appropriate and proportionate adjustments in the number and class of Shares subject to, or cash or other property that may be acquired pursuant to, each outstanding Award and the Option Price therefor in such manner as the Committee shall determine in order to retain the economic value or opportunity provided immediately prior to the transaction for which the adjustment is made and (ii) in all cases, unless the terms of such transaction shall provide otherwise, the Committee may make appropriate and proportionate adjustments in the maximum number and kind of shares or other securities, and the annual limits on and aggregate number of Shares for which Awards, that may be issued pursuant to such Awards thereafter granted under the Plan. Notwithstanding anything to contrary in the foregoing, any such adjustment shall be made in such a manner that will not affect the status of any Award intended to be excepted from treatment as nonqualified deferred compensation under Section 409A of the Code, qualify as an ISO under Section 422 of the Code or as “performance based compensation” under Section 162(m) of the Code.  No fractional interests will be issued under the Plan resulting from any such adjustments.

ARTICLE V
Eligibility

Persons eligible to participate in the Plan are (i) Members, (ii) Non-Employee Service Providers and (iii) Non-Employee Directors. Multiple grants of Awards under the Plan may be made in any calendar year to one or more Participants.

ARTICLE VI
Stock Options

6.1           Grant of Options. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Options under the Plan (with one Option representing one Share) to Members, Non-Employee Service Providers and Non-Employee Directors in such amounts as it shall determine; provided, however, that (i) Non-Employee Service Providers and Non-Employee Directors may only be granted Non-Qualified Stock Options, (ii) no Participant may be granted Options in any calendar year for more than 400,000 Shares, provided that only for purposes of qualifying for the performance-based compensation exception under Section 162(m) of the Code, Options which are awarded and then cancelled and Options for which the exercise price is lowered both continue to count against this limit, and (iii) the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422 of the Code and rules and regulations thereunder.

6.2           Option Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment or service, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or a Non-Qualified Stock Option not intended to be an Incentive Stock Option within the meaning of Section 422 of the Code; provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Non-Qualified Stock Option. If an Option is intended to be a Performance-Based Compensation Award, the terms and conditions thereof, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement and the requirements to satisfy or achieve the Performance Goal as so provided therein shall be considered to be restrictions under the Plan.

6.3           Option Price. The Option Price of an Option shall be determined by the Committee subject to the following limitations. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. In addition, an ISO granted to a Member who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of such Stock on the Grant Date.

6.4           Duration of Options. Each Option shall expire at such time as the Committee shall determine; provided, however, that no Option shall be exercisable after the expiration of ten years from its Award Date. In addition, an ISO granted to a Member who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall not be exercisable after the expiration of five years from its Grant Date.

6.5           Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

6.6           Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise. The Option Price shall be payable to the Company in full either in cash, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise, or by a combination of the foregoing, except as otherwise provided below.

To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Committee, the Company agrees to cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by the Participant delivering to a securities broker, selected or approved by the Committee, instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Stock to cover the costs and expenses associated therewith.

As soon as practicable, after receipt of written notice and payment of the Option Price and completion of payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise, the Company shall cause the appropriate number of Shares to be issued in the Participant’s name, which issuance shall be effected in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Committee so directs.

6.7           Restrictions on Stock Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of the New York Stock Exchange or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares. In the event the Committee so provides in an Agreement pertaining to an Option, Stock delivered on exercise of the Option may be designated as Restricted Stock or Stock subject to a buyback right by the Company in the amount of, or based on, the Option Price therefor or otherwise in the event the Participant does not complete a specified service period after exercise.

ARTICLE VII
Stock Appreciation Rights

7.1           Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Stock Appreciation Rights under the Plan to Members and Non-Employee Service Providers in such amounts as it shall determine; provided, however, that no Participant may be granted more than 400,000 SARs in any calendar year; and provided, further, that only for purposes of qualifying for the performance-based compensation exception under Section 162(m) of the Code, SARs for which the Base Value provided in Section 7.5 against which the stock appreciation is determined is lowered continue to count against this limit.

7.2           SAR Agreement.  Each SAR grant shall be evidenced by an Agreement that shall specify the Base Value (as defined in Section 7.5), the duration of the SAR, the number of Shares to which the SAR pertains, any conditions imposed upon the exercisability of the SAR in the event of retirement, death, disability or other termination of employment or service, and such other provisions as the Committee shall determine. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants consistent with the Plan. If a SAR Grant is intended to be a Performance-Based Compensation Award, the Performance Goal and Performance Period shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement and the requirements to satisfy or achieve the Performance Goal as so provided therein shall be considered to be restrictions under the Plan.

7.3           Exercise of SARs. SARs may be exercised with respect to all or part of the Shares upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs. SARs shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

7.4           Other Conditions Applicable to SARs.  In no event shall the term of any SAR granted under the Plan exceed ten years from the Grant Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds the Base Value (as defined in Section 7.5).

7.5           Payment after Exercise of SARs.  Subject to the provisions of the Agreement, upon the exercise of SARs, the Participant is entitled to receive, without any payment to the Company (other than applicable tax withholding when due), an amount equal (the “SAR Value”) to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) the “Base Value” of the SAR designated in the Agreement (which “Base Value” shall be the Fair Market Value per Share on the Award Date or any amount greater than such Fair Market Value stated as the Base Value in the Agreement). The Agreement may provide for payment of the SAR Value at the time of exercise or, on an elective or non-elective basis, for payment of the SAR Value at a later date, adjusted (if so provided in the Agreement) from the date of exercise based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the SAR Value in Shares) set out in the Agreement (the “adjusted SAR Value”). The Committee is expressly authorized to grant SARs which are deferred compensation covered by Section 409A of the Code, as well as SARs which are not deferred compensation covered by Section 409A of the Code.

Payment of the SAR Value or adjusted SAR Value to the Participant shall be made (i) in Shares, valued at the Fair Market Value on the date of exercise in the case of an immediate payment after exercise or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment, (ii) in cash or (iii) in a combination thereof as determined or permitted by the Committee, either at the time of the Award or, unless otherwise provided in the applicable Agreement, thereafter, and as provided in the Agreement. Any payment in Shares shall be effected in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Committee so directs.

7.6           Restrictions on Stock Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a SAR under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of the New York Stock Exchange or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares. In the event the Committee so provides in an Agreement pertaining to a SAR, Stock delivered on exercise of the SAR may be designated as Restricted Stock or Stock subject to a buyback right by the Company in the amount of, or based on, the Base Value (as defined in Section 7.5) therefor or otherwise in the event the Participant does not complete a specified service period after exercise.

ARTICLE VIII
Restricted Stock

8.1           Grant of Restricted Stock.  Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock under the Plan to such Members, Non-Employee Service Providers and Non-Employee Directors and in such amounts as it shall determine; provided, however, that no Participant may be granted more than 200,000 Shares of Restricted Stock in any calendar year. Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding when due) other than the rendering of services. As determined by the Committee, Shares of Restricted Stock may be issued in book entry or electronic form or in certificated form.

Notwithstanding anything to the contrary in the foregoing, the Committee is expressly authorized to make Awards of Restricted Stock based on a Member’s, Non-Employee Service Provider’s or Non-Employee Director’s acquisition and/or holding of Stock (including for this purpose any deemed investment in Stock) in his individual capacity or under any nonqualified deferred compensation plan or tax qualified plan (if permissible under applicable qualification rules of the Code) maintained by the Company or a Subsidiary.

8.2           Restricted Stock Agreement.  Each Restricted Stock Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, and the applicable restrictions (whether service-based restrictions, with or without performance acceleration, and/or performance-based restrictions) and such other provisions as the Committee shall determine. If an Award of Restricted Stock is intended to be a Performance-Based Compensation Award, the terms and conditions of such Award, including the Performance Goal and Performance Period, which shall be no less than one year, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement and the requirements to satisfy or achieve the Performance Goal as so provided therein shall be considered to be restrictions under the Plan. If vesting of an Award of Restricted Stock is intended to be service-based (whether solely service-based or service-based with performance acceleration), the Award’s service-based vesting period shall be at least three years, though the Award’s service-based vesting may occur ratably over the course of such period (e.g. a three year service-based award may vest one-third on each of the first, second and third anniversaries of the Grant Date). Unless otherwise determined by the Committee, custody of Shares of Restricted Stock maintained in certificated form shall be retained by the Company until the termination of the restrictions pertaining thereto.

8.3           Other Restrictions.  The Committee may impose such other restrictions under applicable Federal or state securities laws as it may deem advisable, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

8.4           Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.3 herein, each certificate representing Shares of Restricted Stock issued pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of Massey Energy Company stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Massey Energy Company 2006 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an associated Restricted Stock Agreement. A copy of the Plan, such rules and procedures, and the applicable Restricted Stock Agreement may be obtained from the Secretary of Massey Energy Company.”

8.5           Removal of Restrictions.  Except as otherwise provided in this Article, Shares of Restricted Stock covered by each Award of, or payable in, Restricted Stock made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction and, where applicable, after a determination of the satisfaction or achievement on any applicable Performance Goal by the Committee. The Shares of Stock shall remain in book entry or electronic form, unless and until the Participant requests in writing, or the Committee directs, for certificates evidencing the Shares to be issued.  Such Shares, having been released from the restrictions, shall not bear the restrictive legends required by Section 8.3 or 8.4.

8.6           Voting Rights.  Unless otherwise provided in the Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise voting rights with respect to those Shares.

8.7           Dividends and Other Distributions.  Unless otherwise provided in the Agreement (which may or may not provide for the accumulation and payment of dividends and other distributions made in cash or property other than Shares until the Shares of Restricted Stock to which the dividends and other distributions relates vest), during the Period of Restriction, Participants entitled to or holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid in cash or property other than Shares with respect to those Shares of Restricted Stock. If any dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and the same rules for vesting, forfeiture and custody as the Shares of Restricted Stock with respect to which they were distributed. If provided in the Agreement and if a Participant timely elects in accordance with the requirements for compliance with the nonqualified deferred compensation provisions of Section 409A of the Code, Participants may be given the right to elect to defer the receipt of such dividends and other distributions until the Participant ceases employment or service with the Company and its Subsidiaries, until a specified time or until the Shares of Restricted Stock to which the dividends and other distributions relate vest.

ARTICLE IX
Restricted Units

9.1           Grant of Restricted Units.  Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Units under the Plan (with one Restricted Unit representing one Share) to such Members, Non-Employee Service Providers and Non-Employee Directors and in such amounts as it shall determine; provided, however, that no Participant may be granted more than 200,000 Restricted Units in any calendar year. Participants receiving Restricted Unit Awards are not required to pay the Company therefor (except for applicable tax withholding when due) other than the rendering of services.

Notwithstanding anything to the contrary in the foregoing, the Committee is expressly authorized to make Awards of Restricted Units based on a Member’s, Non-Employee Service Provider’s or Non-Employee Director’s acquisition and/or holding of Stock (including for this purpose any deemed investment in Stock) in his individual capacity or under any nonqualified deferred compensation plan or tax qualified plan (if permissible under applicable qualification rules of the Code) maintained by the Company or a Subsidiary.

9.2           Restricted Unit Agreement.  Each Restricted Unit Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Units granted, and the applicable restrictions (whether service-based restrictions, with or without performance acceleration, and/or performance-based restrictions) and such other provisions as the Committee shall determine. If an Award of Restricted Units is intended to be a Performance-Based Compensation Award, the terms and conditions of such Award, including the Performance Goal and Performance Period, which shall be no less than one year, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement and the requirements to satisfy or achieve the Performance Goal as so provided therein shall be considered to be restrictions under the Plan. If vesting of an Award of Restricted Units is intended to be service-based (whether solely service-based or service-based with performance acceleration), the Award’s service-based vesting period shall be at least three years, though vesting may occur ratably over the course of such period (e.g. a three year service-based award may vest one-third on each of the first, second and third anniversaries of the Grant Date).

9.3           Dividends and Other Distributions.  Unless otherwise provided in the Agreement (which may or may not provide for the current payment, or for the accumulation subject to the same restrictions, vesting, forfeiture and payment as the Restricted Units to which they are attributable, of dividends and other distributions made in cash or property other than Shares), during the Period of Restriction, Participants holding Restricted Units shall have no rights to dividends and other distributions made in cash or property other than Shares which would have been paid with respect to the Shares represented by those Restricted Units if such Shares were outstanding. Unless otherwise provided in the Agreement, if any deemed dividends or other distributions would be paid in Shares, such Shares shall be considered to increase the Participant’s Restricted Units with respect to which they were declared based on one Share equaling one Restricted Unit. In addition, unless otherwise provided in the Agreement, during the Period of Restriction, any such deemed dividends and other distributions for which rights are provided but which are not paid currently shall be deemed converted to additional Restricted Units based on the Fair Market Value of a Share on the date of payment or distribution of the deemed dividend or distribution. If provided in the Agreement and if a Participant timely elects in accordance with the requirements for compliance with the nonqualified deferred compensation provisions of Section 409A of the Code, Participants may be given the right to elect to receive or defer the payment of any such deemed dividends and other distributions until the Participant ceases employment or service with the Company and its Subsidiaries, until a specified time or until the Restricted Units to which the dividends and other distributions relate vest.

9.4           Payment after Lapse of Restrictions.  Subject to the provisions of the Agreement, upon the lapse of restrictions with respect to a Restricted Unit, the Participant is entitled to receive, without any payment to the Company (other than applicable tax withholding when due), an amount equal to the product of multiplying (i) the number of Shares with respect to which the restrictions lapse by (ii) the Fair Market Value per Share on the date the restrictions lapse (such amount, the “RU Value”).

The Agreement may provide for payment of the RU Value at the time of vesting or, on an elective or non-elective basis, for payment of the RU Value at a later date, adjusted (if so provided in the Agreement) from the date of exercise based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the RU Value in Shares) set out in the Agreement (the “adjusted RU Value”). The Committee is expressly authorized to grant Restricted Units which are deferred compensation covered by Section 409A of the Code, as well as Restricted Units which are not deferred compensation covered by Section 409A of the Code.

Payment of the RU Value or adjusted RU Value to the Participant shall be made (i) in Shares, valued at the Fair Market Value on the date or dates the restrictions on the Award lapse in the case of an immediate payment after vesting or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment, (ii) in cash or (iii) in a combination thereof as determined or permitted by the Committee, either at the time of the Award or, unless otherwise provided in the applicable Agreement, thereafter, and as provided in the Agreement. Any payment in Shares shall be effected in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Committee so directs.

ARTICLE X
Unrestricted Stock

Grant of Unrestricted Stock Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Unrestricted Stock Awards under the Plan to one or more Members and Non-Employee Service Providers in such amount or amounts as it shall determine; provided, however, that no Participant may be granted Unrestricted Stock Awards in any calendar year for more than 200,000 Shares and that the aggregate number of Shares that may be issued under the Plan as Unrestricted Stock Awards during the term of the Plan shall not exceed 5% of the Maximum Aggregate Number of Shares as determined in Section 4.1. Participants receiving Unrestricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding when due). Payment of a Unrestricted Stock Award shall be effected as soon as practicable after the Award Date in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Committee so directs.

Notwithstanding anything to the contrary in the foregoing, the Committee is expressly authorized to make Awards of Unrestricted Stock based on a Member’s, Non-Employee Service Provider’s or Non-Employee Director’s acquisition and/or holding of Stock (including for this purpose any deemed investment in Stock) in his individual capacity or under any nonqualified deferred compensation plan or tax qualified plan (if permissible under applicable qualification rules of the Code) maintained by the Company or a Subsidiary.

ARTICLE XI
Incentive Awards

11.1           Incentive Award.  Subject to the terms and conditions of the Plan, Incentive Awards may be granted to Members and Non-Employee Service Providers at any time and from time to time as shall be determined by the Committee. Each Incentive Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. Each Incentive Award shall contain provisions regarding (i) the target, minimum and maximum amounts payable to the Participant as an Incentive Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Award prior to actual payment, (vi) forfeiture provisions, (vii) immediate vesting provisions, and (viii) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee. In establishing the provisions of Incentive Awards, the Committee may refer to categories of such Awards as parts of a subplan or a “Program” under the Plan, which names will not affect the applicability of this Plan. The maximum amount payable as an Incentive Award may be a multiple of the target amount payable, but the total of the maximum amount payable pursuant to that portion of an Incentive Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code and that portion of an Incentive Award granted under this Plan for any fiscal year that is not intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed $10,000,000.

11.2           Performance Criteria.  The Committee shall establish the performance criteria and level of achievement versus the criteria which shall determine the target and the minimum and the maximum amounts payable under an Incentive Award, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Performance Goals selected by the Committee and specified at the time required under Section 162(m) of the Code.

11.3           Timing and Form of Payment.  The Committee shall determine the timing of payment of any Incentive Award. The Committee may provide for or, subject to such terms and conditions as the Committee may specify in the Incentive Award Agreement and subject to the requirements of Section 409A of the Code, may permit a Participant to elect for the payment of any Incentive Award to be deferred to a specified date or dates or to an event. Payment of the amount to which a Participant shall be entitled upon the settlement of an Incentive Award shall be made in cash, Shares, property or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as determined or permitted by the Committee in the Incentive Award Agreement. Payment may be made (i) in Shares, valued at the Fair Market Value on the date of settlement, (ii) in cash or (iii) in a combination thereof as determined or permitted by the Committee, either at the time of the Award or, unless otherwise provided in the applicable Agreement, thereafter, and as provided in the Agreement. Any payment in Shares shall be effected in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Committee so directs.

11.4           Restrictions on Stock Transferability.  The Committee may impose such restrictions on any Shares acquired in connection with the settlement of an Incentive Award under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of the New York Stock Exchange or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares. In the event the Committee so provides in an Agreement pertaining to Incentive Award, Stock delivered connection with the settlement of an Incentive Award may be designated as Restricted Stock or Stock subject to a buyback right by the Company on such basis as the Committee may provide in the event the Participant does not complete a specified service period after vesting in the Award.

11.5           Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

ARTICLE XII
Change in Control

In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, with or without a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

ARTICLE XIII
Modification, Extension and Renewal of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards and may modify the terms of an outstanding Agreement, may accept the surrender of outstanding Awards granted under the Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor so long as the new or substituted awards are not of a different type (with Options and SARs being one type and thus not eligible to be exchanged for any Award other than Options or SARs), and otherwise the new Awards may specify a longer term than the surrendered Awards or awards, may provide for more rapid vesting and exercisability than the surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.

Notwithstanding anything to the contrary in the foregoing other than an adjustment pursuant to Section 4.4 herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price or Base Value of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or awards or Options or SARs with an exercise price or Base Value that is less than exercise price or Base Value of the original Options or SARs without shareholder approval.

ARTICLE XIV
Amendment, Modification and Termination of the Plan

14.1           Amendment, Modification and Termination.  At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.  Notwithstanding the foregoing, the Plan shall not be amended to permit the actions prohibited by the last paragraph of Article XIII without shareholder approval.

14.2           Awards Previously Granted.  No termination, amendment or modification of the Plan herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XV
Withholding

15.1           Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, State and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan or any Agreement.

15.2           Stock Withholding.  With respect to withholding required upon the exercise of Non-Qualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or upon the occurrence of any other taxable event with respect to any Award, Participants may elect, subject to the approval of the Committee, or the Committee may require Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections by Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee in advance of the day that the transaction becomes taxable.

ARTICLE XVI
Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XVII
General

17.1           Requirements of Law.  The granting of Awards and the issuance of Shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self-regulatory organizations as may be required.

17.2           Effect of the Plan.  The establishment of the Plan shall not confer upon any Member, Non-Employee Service Provider or Non-Employee Director any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment or service of any Member, Non-Employee Service Provider or Non-Employee Director, nor is it a contract between the Company or any of its Subsidiaries and any Member, Non-Employee Service Provider or Non-Employee Director. Participation in the Plan shall not give any Member, Non-Employee Service Provider or Non-Employee Director any right to be retained in the service of the Company or any of its Subsidiaries. Except as may be otherwise expressly provide in the Plan or in an Agreement, no Member, Non-Employee Service Provider or Non-Employee Director who receives an Award shall have rights as a shareholder of the Company prior to the date Shares are issued to the Participant pursuant to the Plan, regardless of whether such Shares are held in book entry or electronic form or in certificated form.

17.3           Creditors.  The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

17.4           Governing Law.  The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in an Agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

17.5           Conflicts between the Plan and an Agreement.  In the event of a conflict between the Plan and an Agreement, the terms of the Plan shall control.

17.6           Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.7           Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

17.8           Transferability.  Except for family transfers authorized in this Section (but only if the Agreement evidencing an Award, or an amendment thereto authorized by the Committee, expressly states that it is transferable as provided herein), no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution, prior to the vesting or lapse of any and all restrictions applicable to any Shares issued under an Award. The Committee may in its sole discretion grant an Award (other than an ISO) or amend an outstanding Award (other than an ISO) to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family,” as such term is defined under Exchange Act Rule 16a-l(e), or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s family; provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee in its sole discretion shall determine appropriate, and the Participant shall execute an agreement agreeing to be bound by such terms.

17.9           Termination of Employment or Service.  Unless otherwise provided in the Agreement pertaining to an Award, in the event that a Participant terminates his employment or service with the Company and its Subsidiaries for any reason, then the unvested portion of such Award shall automatically be forfeited to, and be acquired at no cost by, the Company. Unless otherwise provided in the Agreement pertaining to an Award, in determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of a Member, a Non-Employee Service Provider and a Non-Employee Director shall be disregarded. The Committee may provide in an Agreement made under the Plan for vesting of Awards in connection with the termination of a Participant’s employment or service on such basis as it deems appropriate, including, without limitation, any provisions for vesting at death, disability, retirement or in connection with a Change in Control with or without the further consent of the Committee. The Agreements evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

17.10                      Registration and Other Laws And Regulations.  The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by the Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any party thereof.

17.11                      Beneficiary Designation.  Each Participant shall have the right to notify the Committee in writing in a form acceptable to the Committee of any designation of a successor in interest (a “Beneficiary”) to receive, if alive, benefits under the Plan or, if permitted by the Committee, with respect to any Award in the event of his death. Such designation may be changed from time to time by notice in writing to the Committee in a form acceptable to the Committee. If a Participant dies without having designated a Beneficiary, or if the Beneficiary so designated has predeceased the Participant or cannot be located by the Committee within one year after the date when the Committee commenced making a reasonable effort to locate such Beneficiary, then the executor or the administrator of the Participant’s estate shall be deemed to be his Beneficiary. Any Beneficiary designation may include multiple, contingent or successive Beneficiaries and may specify the proportionate distribution to each Beneficiary. If a Beneficiary shall survive the Participant, but shall die before the entire benefit payable to such Beneficiary has been distributed, then absent any other provision by the Participant, the unpaid amount of such benefit shall be distributed to the estate of the deceased Beneficiary. If multiple Beneficiaries are designated, absent provisions by the Participant, those named or the survivors of them shall share equally any benefits payable under the Plan. Any Beneficiary, including the Participant’s spouse, shall be entitled to disclaim any benefit otherwise payable to him under the Plan.

17.12                      Nonqualified Deferred Compensation Plan Omnibus Provision.  It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. For purposes of Sections 4.4, 6.5, 7.3, and 8.5 and Articles XII, XIII, and XIV, actions taken by the Board or the Committee, as applicable, shall be undertaken in a manner that either (a) will not negatively affect the status of any compensation, benefits or other remuneration intended to be excepted from treatment as deferred compensation subject to Section 409A of the Code, or (b) will otherwise comply with Section 409A of the Code.  The Committee is authorized to amend any Agreement and to amend or declare void any election by a Participant as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code.

           For purposes of this Plan and the Agreements, unless otherwise provided in the Agreement, where the Agreement provides nonqualified deferred compensation subject to Section 409A of the Code, termination of employment or service will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Participant would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period (or if less, the period of the Participant’s employment or service).

           Where an Agreement provides nonqualified deferred compensation subject to Section 409A of the Code, payments or settlement in connection with a separation from service payment event will be delayed, to the extent applicable, until six months after the separation from service or, if earlier, the Participant’s death, if the Participant is a key employee of a publicly traded corporation under Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payment or settlement which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.

           Where an Agreement provides or may provide nonqualified deferred compensation subject to Section 409A of the Code, no elective deferral of payment or settlement of the Award to which the Agreement relates shall be permitted unless the election deferral provisions therefore are set out in the Agreement or in another written document authorized by the Committee in accordance with the election requirements of Section 409A of the Code.